SERVICE AGREEMENT

PARTIES

This Agreement is entered into this 1st day of January, 2007, by and between ALDA & Associates International, Inc., and its successors and assigns, hereafter referred to as “ALDA”), and Vicor Technologies, Inc. (hereafter referred to as “Client”), whose respective addresses are set forth on the signature page of this Agreement.

I. TERM OF AGREEMENT

A. The initial term of this Agreement shall be for thirty days (the “Initial Term”). Following the completion of the Initial Term, this Agreement shall automatically renew and remain in full force and effect for additional terms of thirty days, and shall remain in effect until either party gives written notice to the other party by delivering notice of termination.

II. SERVICES

It is the interest of Client to have certain of its employees employed by ALDA and provide their services to Client. In this manner, Client is able to obtain health insurance and other benefits at a significant cost savings. These employees comprise the following list, which may be modified from time to time:

David H. Fater—Chief Executive Officer

Jerry M. Anchin—Vice President and Director of Research

Eileen Galvin—Executive Assistant

Client expressly absolves ALDA of control over the day-to-day job duties of these leased employees. In the event Client does not pay ALDA for all services rendered, ALDA may pay leased employees at the minimum wage rate or minimum salary provided for in the Fair Labor Standards Act. This provision in no way affects the obligation of Client to pay ALDA for all services rendered and in no way affects the obligations of Client pursuant to state and federal law, including but not limited to the requirement to pay all leased employees their regular rate of pay. ALDA will give written notice of the relationship between ALDA and Client to each leased employee it assigns to perform services for Client. ALDA does not assume any responsibility for and makes no assurances, warranties, or guarantees as to the ability or competence of any leased employee.

III. WORKERS’ COMPENSATION

A. ALDA shall secure workers’ compensation coverage in such amounts as is required by applicable law and shall be responsible for the management of workers’ compensation claims, claims filings and related procedures for its leased employees for services which they perform as leased employees. Should Client be allowed to maintain its own workers’ compensation policy, ALDA shall be named as an additional insured on such policy or policies. In addition, in such situations where Client maintains its own workers’ compensation policy, and where allowed by law, Client shall at no time directly pay any workers’ compensation premiums but shall instead, at least fourteen (14) days prior to the premium due date, remit to ALDA by overnight mail, next day delivery service, a cashier’s check sufficient to cover the premium due from Client in order for ALDA to submit these funds to the carrier. ALDA shall have no responsibility in such situations where Client retains its own workers’ compensation policy other than to remit to the carrier such payments as Client forwards to ALDA.

B. In the event Client or any leased employee fails to notify ALDA within FORTY-EIGHT (48) hours following a work-related accident or injury, Client shall immediately reimburse ALDA for any fees, penalties, or expenses imposed upon or incurred by ALDA.

IV. EMPLOYER PRACTICES LIABILITY INSURANCE

A. As of the date of this Agreement, ALDA has secured Employer Practices Liability Insurance (EPLI) that provides coverage for certain employment-related claims. Nothing in this Agreement is intended to create rights to insurance in addition to the terms of such insurance policy. To the extent the provisions of this Agreement conflict with such policy, the provisions of the EPLI shall control. In the event that EPLI becomes unavailable on terms acceptable to ALDA (in ALDA’ sole discretion), the Client will be notified of the cancellation of such insurance in accordance with the terms of the insurance policy.

B. The EPLI shall not cover any claim or cause of action that arose or existed prior to the effective date of this Agreement and neither ALDA, nor any insurer, shall be obligated to pay for any defense of such claim or cause of action or otherwise participate financially in the resolution of such claim.

C. The EPLI has a retention amount that the Client must pay before the insurance carrier is obligated to make any payment. On claims covered by such EPLI, Client agrees to pay the total retention amount due pursuant to the EPLI policy. In addition, Client agrees:

(i)	To act in conformity with the terms of the EPLI and with the terms of this Agreement;
(ii)	To cooperate with ALDA in the investigation of proceeding of such claim;
(iii)	To settle or compromise such claims upon the terms and conditions satisfactory to ALDA; and
(iv)	This Agreement must remain in effect and not be terminated by either the Client or ALDA (without good cause) for a one (1) year period following the resolution of any claim under the EPLI.

V. BENEFIT PLANS

A. Client acknowledges that ALDA has available employee benefit plans for the possible application to employees. Any other employee benefit plans maintained by Client, regardless of whether they provide benefits to the employees, shall be the sole responsibility of Client. All benefit plans shall be subject to the terms and conditions of eligibility and to such modifications as may occur to such plans. ALDA reserves the right to change any benefit plan which it offers to leased employees (including the right to change carriers) and to raise the rates charged for such benefit plans. Following any increase in rates or change in any benefit plan being offered to leased employees, Client may terminate this Agreement within fourteen (14) days of its receipt from ALDA or its applicable carrier or benefit plan administrator of notification of an increase in rates or a change in any benefit plan.

VI. SERVICE FEES

A. For services to be rendered under this Agreement, ALDA shall be entitled to timely reimbursement of all costs incurred in connection with this service agreement. It is understood that this is a cost basis contract with no profit margin included.

B. In order to administer this agreement, client will provide one office in its premises without cost to ALDA for the duration of this agreement.

VII. LIMIT OF SERVICES

ALDA will only provide the above listed services and no other services shall be provided or implied, including without limitation any strategic, operational or other business related decisions with regard to Client’s business. Such decisions shall exclusively be the responsibility of Client and ALDA shall bear no responsibility nor liability for any actions or inactions by Client. When implementing such decisions, whether or not the actions are implemented by leased employees, Client shall be acting solely on its own volition and responsibility. If ALDA is leasing any supervisory employees to Client, such supervisory employees’ scope of employment is strictly limited.

Supervisors’ actions which are in violation of law or which result in liability will be outside the scope of their responsibility as ALDA leased employees and in such an event supervisory employees will be acting solely as the agents of Client.

VIII. INDEMNIFICATIONS

A. Without regard to the fault or negligence of any party, Client hereby unconditionally indemnifies, holds harmless, protects and defends ALDA, and all subsidiary, affiliate, related, and parent companies, their current and former respective shareholders, non-leased employees, attorneys, officers, directors, agents and representatives (all indemnified parties referred to as “ALDA Indemnified Parties”) from and against any and all claims, demands, damages (including liquidated, punitive and compensatory), injuries, deaths, actions and causes of actions, costs and expenses (including attorney’s fees and expenses at all levels of proceedings), losses and liabilities of whatever nature (including liability to third parties), and all other consequences of any sort, whether known or unknown, without limit and without regard to the cause or causes thereof or the negligence of ALDA or any ALDA Indemnified Party, that may be asserted or brought against any ALDA Indemnified Party which is in any way related to this Agreement, the products or services provided by Client or by ALDA, the actions of any leased employee, the actions of any non-leased employee employed by Client, or of any other individual, including without limitation, any violation of any local, state and/or federal law, regulation, ordinance, directive or rule whatsoever, and all employment-related matters which shall include but not be limited to all matters arising under local, state and/or federal right-to-know laws, environmental laws, all laws within the jurisdiction of the NLRB, OSHA, and EEOC, including Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act (including without limitation those aspects relating to employment, public access and public accommodation), the WARN Act, ERISA, all laws governing wages and hours (including without limitation: prevailing wage rate; exempt and non-exempt status; child labor; and minimum wage and overtime matters), all laws governing race, sex, sexual harassment, retaliation, religion, national origin, color, age, veteran status, disability, and marital status, all laws governing disclosed and undisclosed benefit plans, and all other labor laws.

C. ALDA hereby unconditionally indemnifies, holds harmless, protects and defends Client, and all subsidiary, affiliate and parent companies, their shareholders, employees, attorneys, officers, directors, agents and representatives from and against any and all claims, demands, damages, injuries, deaths, actions, costs and expenses (including attorney’s fees and expenses at all levels of proceedings), losses and liabilities of whatever nature (including liability to third parties), and other consequences of any sort, arising out of the negligent or willful failure of any non-leased employee employed by ALDA at its corporate office to comply with applicable workers’ compensation, withholding tax, or ERISA laws, rules and regulations or where any action is taken by Client in compliance with a written corporate ALDA policy, procedure, or direction which is illegal under any applicable local, state or federal law.

D. All indemnifications are and shall be deemed to be contractual in nature and shall survive the termination or expiration of this Agreement.

IX. GOVERNMENT INVESTIGATIONS/LEGAL ACTIONS/INQUIRIES

A. Client acknowledges that it is essential to ALDA’ performance under this Agreement that ALDA have complete knowledge of any government investigation or inquiry or private adversary action which could in any manner impact upon the types of duties contemplated by this Agreement. For example, but not by limitation, an audit by the Bureau of Workers’ Compensation could affect the performance of functions under this Agreement. Thus, Client has provided to ALDA, prior to entering into this Agreement, full and complete disclosure, in writing, of any such administrative proceeding (including but not limited to EEOC, NLRB, OSHA, and Wage and Hour matters), investigation, lawsuit, or other adversary proceeding, including those which are threatened as well as those not yet asserted, in which Client has been involved during the last five (5) years.

B. ALDA shall not be considered to be an employer with any liability regarding leased employees for purposes of claims of discrimination involving disability, race, sex, sexual harassment, religion, color, age, national origin, marital status, veteran status, retaliation, or for any other claim pursuant to any local, state or federal law regulation, or ordinance unless the action is taken by Client in compliance with a written corporate ALDA policy, procedure, or corporate direction, which is illegal under any applicable local, state or federal law.

C. Client represents that there are no union employees at the Client work-site, that there are no collective bargaining representatives for the leased employees, and that there are no applicable collective bargaining agreements with any labor organization.

XI. EFFECT OF TERMINATION

A. If for any reason payment is not made when due, Client agrees that ALDA will have the right to immediately terminate its performance hereunder, withhold its employees services, and/or bring suit seeking damages. Upon termination or expiration of this Agreement, for any reason, or should Client fail to timely pay ALDA for its services, all of the employees shall be deemed to have been laid off by ALDA and immediate notification of this shall be provided by Client to employees who had been leased pursuant to this Agreement. Client shall immediately assume all federal, state and local obligations of an employer to the employees which are not in conflict with state or federal law, and shall immediately assume full responsibility for providing workers’ compensation coverage. ALDA shall immediately be released from such obligations as are permitted by law. It is the intent of the parties that, where allowed by law, they be placed in their respective positions immediately before their entry into this Agreement in the event of a termination or expiration or Client’s failure to pay ALDA. If for any reason (whether or not required by applicable law) ALDA makes any payment to any of the employees after this Agreement has been terminated, ALDA shall be entitled to full reimbursement for such expenditures.

B. ALDA may also terminate this Agreement if, at any time, ALDA in its sole discretion determines that a material adverse change has occurred in the financial condition of Client, or that Client is unable to pay its debts as they become due in the ordinary course of business. This Agreement may also be terminated at any time by ALDA in the event of any federal, state, or local legislation, regulatory action, or judicial decision which, in the sole discretion of ALDA, adversely affects its interest under this Agreement. Such termination or expiration shall not relieve Client of any obligation set forth herein, including but not limited to its payment obligations to ALDA.

XII. GENERAL PROVISIONS

A. Client acknowledges that it has not been induced to enter into this Agreement by any representation or warranty not set forth in this Agreement, including but not limited to any statement made by any marketing agent of ALDA. Client acknowledges that ALDA has made no representation concerning whether ALDA’ services will improve the performance of Client’s business.

B. In no event will ALDA be liable for any indirect, incidental or consequential damages to Client as a result of a breach of this Agreement nor for any loss of business, goodwill, profits or other damages.

C. Client specifically authorizes ALDA to conduct a credit and background reference check on Client and such officers of Client as ALDA deems appropriate in compliance with the requirements of law.

D. This Agreement is assignable by ALDA at its sole discretion.

E. Client acknowledges and agrees that ALDA is not engaged in the practice of law or the provision of legal services, and that Client alone is completely and independently responsible for its own legal rights and obligations.

F. This Agreement constitutes the entire agreement between the parties with regard to this subject matter and no other agreement; statement, promise or practice between the parties relating to the subject matter shall be binding on the parties. This Agreement may be changed only by a written amendment signed by both parties.

G. The failure by either party at any time to require strict performance by the other party or to claim a breach of any provision of this Agreement will not be construed as a waiver of any subsequent breach nor affect the effectiveness of this Agreement, or any part thereof, or prejudice either party as regards to any subsequent action.

H. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and venue shall be in the applicable court in Palm Beach County, Florida.

I. In the event of any lawsuit or other proceeding to enforce the provisions of this Agreement, the prevailing party shall be entitled to an award of its costs and reasonable attorney’s fees incurred at all levels of proceedings.

J. Any notice or demand given hereunder shall be accomplished by the personal delivery in writing (with written receipt) or by other delivery with proof of delivery or attempted delivery to the address set forth herein for the other party, and shall be deemed effective upon proof of attempted delivery (actual delivery to be made as soon as is practicable following attempted delivery).

K. No rights of any third party are created by this Agreement and no person not a party to this Agreement may rely on any aspect of this Agreement notwithstanding any representation, written or oral, to the contrary.

L. In the event that any provision contained in this Agreement is held to be unenforceable by a court of competent jurisdiction, the validity, legality, or enforceability of the remainder of this Agreement shall in no way be affected or impaired thereby.

M. ALDA will notify all leased employees of this Agreement at inception and termination or expiration of Agreement. Client shall also immediately upon termination or expiration of this Agreement notify all employees of the termination or expiration of this Agreement and inform them that they are no longer covered by ALDA’ workers’ compensation policy.

N. Any false statement or omission with regard to any information supplied by Client to ALDA in anticipation of Client’s contracting with ALDA or at any other time shall be deemed a material breach of this Agreement and ALDA, at its option, may terminate this Agreement and seek appropriate relief.

O. Any and all inventions, discoveries, improvements, copyrightable works and creations (hereafter referred to as “Intellectual Property”) which Client has previously, solely or jointly, conceived or made or may conceive or make during the period of this Agreement, whether or not accomplished through the use of leased employees, shall be the sole and exclusive property of Client. Client shall have sole and exclusive responsibility for protecting its rights to such Intellectual Property and to all of its other assets and ALDA shall have no responsibility with regard to same.

P. Any responsibility and/or liability with regard to any employment contract between Client and any employee leased to Client’s work-site shall be the exclusive responsibility and/or liability of Client and ALDA shall not be a party to any such agreement. ALDA will have no responsibility nor liability in connection with or arising out of any such employment contract except to prepare checks and to pay any such employee who is a party to such a contract, in conformity with information provided by Client. With respect to any employment contract between Client and any employee leased to Client’s work-site, Client shall be acting solely on its own volition and responsibility with regard to all aspects of any such contract, including but not limited to its negotiation, compliance, implementation, renewal, enforcement, and termination.

Q. Complaints, allegations or incidents of any tortious misconduct or workplace safety violations, regardless of the source, must be reported by Client to ALDA immediately upon becoming known to Client.

R. Client may not assign this Agreement nor its rights and duties hereunder, nor any interest herein, without the prior written consent of ALDA. Client will provide at least fourteen (14) days prior written notice to ALDA of any sale of Client. Where ALDA agrees in writing to a successor becoming obligated to comply with this Agreement, this Agreement may be terminated by ALDA at any time in ALDA’ sole discretion during the first sixty (60) days following successor’s assumption of this Agreement. Thereafter, this Agreement may only be terminated by ALDA in conformity with the terms of this Agreement.

S. This Agreement shall be valid and enforceable only upon signature by an authorized Controlling Person of ALDA. Any individual signing this Agreement on behalf of Client represents, warrants and guarantees that she or he has full authority to do so. Each party represents that it has the power and actual authority to enter into this Agreement and to be bound by the conditions and terms contained herein.

T. In recognition of the effort that is necessary to provide the services described in this Agreement, ALDA and Client agree to cooperate with each other. This duty to cooperate shall encompass the obligation of the other party to timely supply documents, witnesses and such other evidence as is necessary for a party to properly fulfill its obligations under this Agreement. In addition, Client shall permit ALDA and/or its workers’ compensation carrier access during normal working hours, upon reasonable notice to Client, to any Client Work Location at which, or from which, work-site employees perform work. Such access shall include the ability of ALDA and/or its workers’ compensation carrier to examine books and records of Client deemed appropriate by ALDA or its workers’ compensation carrier in order to determine compliance with this Agreement.

U. Client understands that pursuant to Florida law, it may not enter into an employee leasing relationship with ALDA if Client owes a current or prior employee leasing company any money pursuant to any service agreement which existed between that current or prior employee leasing company and Client, or if Client owes a current or prior insurer any premium for workers’ compensation insurance. Client has met any and all prior premium and fee obligations with regard to workers’ compensation premiums and employee leasing payments.

V. Upon any request by ALDA or its assigns, Client shall allow an on-site physical examination of such books, records, documents and other information sources deemed appropriate by ALDA and/or its assigns to aid ALDA and its assigns in the determination of proper workers’ compensation classifications of leased employees and to aid in the determination of payroll amounts paid to such leased employees to the extent set forth in Section 440.381, Florida Statutes, and the rules promulgated thereunder. Such examination shall be strictly for the purposes of determining proper workers’ compensation classifications of leased employees and to aid in the determination of payroll amounts paid to such leased employees. Client shall remain obligated to ALDA for any delinquency and/or unpaid premium amount found in the audit. This provision shall survive the expiration or termination of this Agreement.

W. With respect to any dispute concerning the meaning of this Agreement, this Agreement shall be interpreted as a whole with reference to its relevant provisions and in accordance with its fair meaning, and no part of this Agreement shall be construed against ALDA on the basis that ALDA drafted it. This Agreement shall be viewed as if prepared jointly by ALDA and Client.

SIGNATURE PAGE TO FOLLOW

ALDA & ASSOCIATES INTERNATIONAL, INC.

By:	/s/ Richard M. Cohen	Date: 1/2/07
(Signature)

15977 Brier Creek Drive, Suite 100

Delray Beach, FL 33446

Under penalties of perjury, I declare that I have read the foregoing document and that the facts stated in it are true. In addition, the foregoing Agreement is agreed to.

CLIENT

By:	/s/ David H. Fater	Date: 1/2/07
(Signature)

David H. Fater
(Print Name)

65 1032053
(Federal Identification Number)

2300 Corporate Boulevard, Suite 123

Boca Raton, FL 33431